Exhibit 4.8

RadiSys Corporation

Inducement Stock Plan for CCPU Employees

Restricted Stock Unit Grant Agreement – Non-U.S. Employees

This Restricted Stock Unit Grant Agreement (the “Agreement”), dated as of                                 , is made by and between RadiSys Corporation (the “Company”) and                                 (the “Award Recipient”).

RECITALS

WHEREAS, the Company has established and maintains the RadiSys Corporation Inducement Stock Plan for CCPU Employees (the “Plan”); and

WHEREAS, the Award Recipient is an employee of CCPU or its Subsidiary (the “Employer”); and

WHEREAS, the Company wishes to issue Shares to the Award Recipient on certain terms and conditions, and for that purpose desires to grant to the Award Recipient Restricted Stock Units (“RSUs”) under the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such RSUs from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1. Grant of RSUs.

(a) Number of RSUs/Vesting. Contingent upon and effective as of the date of the consummation of the Merger and the commencement of the Award Recipient’s employment with the Company or its Subsidiary (the “Grant Date”), the Company hereby grants to the Award Recipient                                                                                   RSUs under the Plan, each such RSU contingently entitling the Award Recipient to acquire one Share, subject to the vesting schedule and terms and conditions set forth below.

Unless and until the RSUs will have vested, the Award Recipient will have no right to the issuance of any Shares pursuant to this Agreement or such RSUs.

Number of RSUs	Vesting Date

An Additional

RSUs, and the right to be issued any Shares subject to RSUs, granted under this Agreement shall vest in accordance with the above schedule on the applicable dates listed in the table above (each a “Vesting Date”), if on such Vesting Date the Award Recipient is still employed by the Company or one of its Subsidiaries. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(a). Upon the Award Recipient’s termination of employment with the Company and all of its Subsidiaries for any reason, the unvested portion of the RSUs, and the right to be issued any Shares pursuant to the unvested portion of the RSUs, shall be forfeited by the Award Recipient. Notwithstanding the foregoing, upon the Award Recipient’s termination of employment with the Company and all of its Subsidiaries, the Administrator may, in its sole and complete discretion, provide for an acceleration of vesting of the RSUs granted under this Agreement. Notwithstanding anything to the contrary in the Plan or this Agreement, and for purposes of clarity, any termination of employment shall be effective as of the date the Award Recipient’s active employment ceases and shall not be extended by any statutory or common law notice of termination period.

(b) Additional Documents/Capitalized Terms. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement. Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

(c) Issuance of Shares. If, and at the time, the Award Recipient’s RSUs vest under the terms of this Section 1, the Award Recipient shall be issued a number of Shares equal to the number of RSUs which have vested on such date, without payment therefore, as full consideration for the vested RSUs. Without limiting the entitlement of the Award Recipient to Shares pursuant to the RSUs which have vested, as soon as practicable following the vesting of any RSUs, the Company shall, in its sole discretion, either (i) cause to be delivered to the Award Recipient a certificate evidencing such Shares (less any Shares withheld under Section 3 below) or (ii) cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient’s name with such Shares (less any Shares withheld under Section 3 below) as evidence of the issuance of Shares pursuant to this Section 1. No fractional Shares shall be issued under this Agreement. Notwithstanding anything to the contrary in this Agreement, RSUs granted under this Agreement will be settled no later than two and one-half months after the end of the calendar year in which the RSUs vest.

Notwithstanding anything to the contrary in the Plan or this Agreement, the Company may, in its sole discretion, settle the Award Recipient’s RSUs in the form of a cash payment to the extent settlement in Shares is prohibited under local law, or would require the Award Recipient, the Company and/or the Employer to obtain the approval of any governmental and/or regulatory body in the Award Recipient’s country of residence (and country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the RSU award in the form of Shares but require the Award Recipient to immediately sell such Shares (in which case, this Agreement shall give the Company the authority to issue sales instructions on behalf of the Award Recipient).

2. Restrictions on Transfer. Except as otherwise provided herein or in the Plan, the RSUs granted pursuant to this Agreement and the rights and privileges conferred hereby shall not be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law. Immediately upon any attempt to transfer such rights, such RSUs, and all of the rights related thereto, shall be forfeited by the Award Recipient.

3. Withholding. The Award Recipient shall be liable for any and all federal, state, provincial or local taxes, pension plan contributions, employment insurance premiums and other levies of any kind required by Applicable Laws to be deducted or withheld with respect to the RSUs granted pursuant to this Agreement and the issuance of Shares pursuant to this Agreement (collectively, the “Withholding Taxes”). The Company and the Employer shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Award Recipient. The Company may, prior to and as a condition of issuing any Shares pursuant to this Agreement or delivering any Share certificates or any cash or other assets to the Award Recipient, require the Award Recipient to pay the Withholding Taxes or to satisfy the Company in a manner acceptable to the Company that the Withholding Taxes will be paid. As and when the RSUs vest, the Company may, in its discretion, require the Award Recipient to pay or satisfy all or part of his or her obligation to pay the Withholding Taxes by (a) paying cash to the Company or the Employer, as the case may be, (b) having the Company or the Employer, as the case may be, withhold an amount from any cash amounts otherwise due or to become due from the Company or the Employer to the Award Recipient, (c) having the Company withhold a number of whole Shares that would otherwise be deliverable to the Award Recipient having a Fair Market Value not in excess of the minimum amount of the Withholding Taxes, or (d) any combination of the foregoing. The Award Recipient may, by written notice to the Company at least 30 days before any Vesting Date, request that the Company (i) accept a remittance of cash on such Vesting Date on account of his or her obligation to pay the Withholding Taxes, or (ii) instruct the Employer to deduct the Award Recipient’s Withholding Taxes from his or her regular salary payroll cash on a payroll date following such Vesting Date, which request the Company may in its sole discretion choose to honor. In the sole discretion of the Company, the Company may satisfy the Award Recipient’s obligation to pay Withholding Taxes by withholding Shares pursuant to and in accordance with clause (c) above.

4. Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Administrator has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

5. No Employment or Other Rights. This grant of RSUs does not confer upon the Award Recipient any right to be continued in the employment of CCPU, the Company, or any of its or their Subsidiaries or interfere in any way with the right of CCPU, the Company, or any of its or their Subsidiaries to terminate such Award Recipient’s employment at any time, for any reason, with or without cause (as otherwise may be permitted under local law), or to decrease such Award Recipient’s compensation or benefits.

6. Representations and Covenants of the Award Recipient. The Award Recipient represents, warrants, agrees and covenants with the Company that:

(a) the Award Recipient has not been induced to enter into this Agreement by expectation of employment or continued employment with CCPU, the Company, or any of its or their Subsidiaries, and the receipt of this Award under the Plan is voluntary;

(b) the Award Recipient will repatriate all payments attributable to the Shares and/or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Award Recipient’s country of residence (and country of employment, if different);

(c) the Award Recipient will take any and all actions, and consents to any and all actions taken by the Company and any of its Subsidiaries, as may be required to allow the Company or any of its Subsidiaries to comply with Applicable Laws in the Award Recipient’s country of residence (and country of employment, if different); and

(d) the Award Recipient will comply with all Applicable Laws in the Award Recipient’s country of residence (and country of employment, if different) in connection with this Award and the acquisition and sale of any Shares issued hereunder and shall indemnify and hold the Company and all of its Subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its Subsidiaries in connection with any breach or default by the Award Recipient under such Applicable Laws.

7. Acknowledgements by Award Recipient. The Award Recipient acknowledges and confirms his agreement and understanding that:

(a) the RSUs granted hereunder are provided solely as an incentive and shall not constitute part of the Award Recipient’s employment compensation package. If the Award Recipient retires, resigns or is terminated from employment or is removed from active employment with the Company and all of its Subsidiaries (with or without cause and with or without notice), the loss or limitation, if any, pursuant to this Agreement and the Plan with respect to rights which were not vested at that time shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance, termination settlement, bonus, long-service award, pension, or retirement benefit or similar payments of any kind whatsoever in respect of the Award Recipient;

(b) in no event shall the Award Recipient be entitled to continued vesting of the RSUs beyond the time specified under the Plan and this Agreement;

(c) any reference in the Plan or this Agreement to the time when the Award Recipient “terminates employment” with the Company and its Subsidiaries or words of similar import shall be a reference to the time when the Award Recipient ceases to be in active employment with the Company and all of its Subsidiaries and, for such purpose, if the Company or any of its Subsidiaries has made payment in lieu of notice to the Award Recipient or has dismissed the Award Recipient with or without notice, the Award Recipient shall cease to be in active employment with the Company and all of its Subsidiaries on the date when the Company or any of its Subsidiaries requires him to stop reporting to work; and

(d) the Award Recipient has received independent legal advice or has decided, voluntarily without influence from the Company or any of its Subsidiaries, that he does not need to seek such independent legal advice in relation to this Agreement, the Plan and all related documents.

8. Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof.

9. Notice. Any notice to the Company or the Administrator provided for in this Agreement shall be addressed to RadiSys Corporation at its principal business address in care of the Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company and/or the Employer. Any notice shall be sent by registered or certified mail.

10. Consent to Collection, Processing and Transfer of Data. The Award Recipient acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company and its Subsidiaries hold certain personal information about the Award Recipient, including name, home address and telephone number, date of birth, social security number, social insurance number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs, Options, Awards or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding, for the purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Award Recipient’s participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Award Recipient understands that these recipients may be located in the United States and elsewhere. The Award Recipient authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Award Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Award Recipient’s behalf to a broker or other third party with whom the Award Recipient may elect to deposit any Shares acquired pursuant to the Plan. The Award Recipient understands and further authorizes the Company and/or any of its Subsidiaries to keep Data in the Award Recipient’s personnel file. The Award Recipient also understands that the Award Recipient may, at any time, review Data, require any necessary amendments to Data or withdraw the consents herein in writing by contacting the Company. The Award Recipient further understands that withdrawing consent may affect the Award Recipient’s ability to participate in the Plan.

11. Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This RSU grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional RSUs or other benefits in lieu of RSUs in the future.

12. Private Placement. The grant of this Award is not intended to be a public offering of securities in the Award Recipient’s country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of this Award is not subject to the supervision of the local securities authorities. No employee of the Company or any of its Subsidiaries is permitted to advise the Award Recipient on whether the Award Recipient should acquire Shares under the Plan. Investment in the Shares involves a degree of risk. Before deciding to acquire Shares pursuant to this Award, the Award Recipient should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and should carefully review all of the materials related to this Award and the Plan. In addition, the Award Recipient should consult with the Award Recipient’s personal advisor for professional investment advice.

13. Electronic Delivery. The Company may, in its sole discretion, elect to deliver any documents related to the Award granted to the Award Recipient under the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14. English Language. If the Award Recipient is resident outside of the United States, the Award Recipient acknowledges and agrees that it is the Award Recipient’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If the Award Recipient has received this Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

15. Additional Requirements. The Company reserves the right to impose other requirements on the Award, any Shares acquired pursuant to the Award, and the Award Recipient’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring the Award Recipient to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

16. Addendum. Notwithstanding any provision of this Agreement to the contrary, the Award shall be subject to any special terms and conditions for the Award Recipient’s country of residence (and country of employment, if different), as are set forth in the applicable addendum to the Agreement (“Addendum”). Further, if the Award Recipient transfers residence and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country shall apply to the Award Recipient to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Any applicable Addendum shall constitute part of the Agreement.

17. 409A Savings Clause. Notwithstanding any other provision of this Agreement to the contrary, the Committee may, in good faith, amend this Agreement without the consent of the Award Recipient to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Award Recipient from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding the foregoing, neither the Company nor any Subsidiary of the Company, nor the Administrator, shall be liable to any Award Recipient if an RSU grant is subject to Section 409A of the Code, or the Award Recipient otherwise is subject to any additional tax or penalty under Section 409A of the Code.

18. Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of RSUs and supersede all prior arrangements or understandings with respect thereto.

By accepting this grant, I accept the RSUs granted pursuant to this Agreement subject to the limitations and restrictions referred to herein, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Administrator and its interpretation and construction of the provisions of the Plan and this Agreement will be final, conclusive and binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

RADISYS CORPORATION

By:

Its:
Date: